Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports second quarter 2019 earnings from continuing operations of $374 million, up 3 percent over the prior year; pre-tax pre-provision income up 9 percent

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 19, 2019 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter ended June 30, 2019. The company reported net income from continuing operations available to common shareholders of $374 million, an increase of 3 percent compared to the second quarter of 2018. Earnings per diluted share from continuing operations were $0.37, a 16 percent increase. Reported pre-tax pre-provision income(1) increased 9 percent over the prior year, and 7 percent on an adjusted basis(1). The company also generated year-to-date positive operating leverage of 5 percent on a reported basis and 4 percent on an adjusted basis(1) versus the comparable prior year period.

“This quarter’s results demonstrate that our core business is strong and our focus on meeting client needs is producing sustainable growth,” said President and CEO John Turner. “We increased adjusted revenue and pre-tax pre-provision income, while also growing new customer relationships across our markets. Further, investments in talent and technology have allowed us to continue to improve the customer experience and enhance service quality, while driving greater efficiency and effectiveness. We are confident in our strategy and focused on executing our plans to generate consistent and sustainable performance while appropriately adapting to changing market dynamics.”

SUMMARY OF SECOND QUARTER 2019 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	6/30/2019	3/31/2019	6/30/2018
Income from continuing operations (A)	$390	$394	$378
Income from discontinued operations, net of tax	—	—	(3)
Net income	390	394	375
Preferred dividends (B)*	16	16	16
Net income available to common shareholders	$374	$378	$359
Net income from continuing operations available to common shareholders (A) – (B)	$374	$378	$362

Weighted-average diluted shares outstanding—during quarter	1,012	1,028	1,128
Actual shares outstanding—end of quarter	1,004	1,013	1,114

Diluted earnings per common share from continuing operations	$0.37	$0.37	$0.32

Diluted earnings per common share	$0.37	$0.37	$0.32

Non-GAAP adjusted items impacting earnings from continuing operations(1):
Pre-tax adjusted items:
Securities gains (losses), net	$(19)	$(7)	$1
Branch consolidation, property and equipment charges	(2)	(6)	(1)
Salaries and benefits related to severance charges	(2)	(2)	(34)
Gain on sale of affordable housing residential mortgage loans	—	8	—

Diluted EPS impact**	$(0.02)	$—	$(0.02)

*	The first dividend for Series C preferred stock issued in April of 2019 will be declared in July of 2019 resulting in third quarter dividends that exceed their expected quarterly run rate.

**	Based on income taxes at an approximate 25% incremental rate.

The company generated solid results during the second quarter of 2019. Despite volatility in market interest rates, which contributed to a decrease in the company's net interest margin, reported total revenue remained relatively stable compared to the second quarter of 2018, while adjusted total revenue(1) increased 1 percent. Reported non-interest expense also remained well controlled during the quarter reflecting a 5 percent decline compared to the second quarter of 2018. Adjusted non-interest expense(1) decreased 2 percent reflecting decreases in most expense categories.

Asset quality continued to perform in line with the company's expectations, and reflected stable performance within a relatively benign business environment during the quarter. While some normalization of certain credit metrics continued, overall credit results remained well within acceptable ranges of the company's established risk appetite. Net charge-offs increased to 0.44 percent of average loans, while total non-performing loans decreased 10 percent compared to the second quarter of 2018 and represented 0.64 percent of total loans. The allowance for loan and lease losses equaled 1.02 percent of total loans and 160 percent of non-performing loans.

In response to market interest rate volatility, the company continued to execute certain balance sheet optimization strategies that will support future net interest income and net interest margin. The company executed additional forward starting derivatives during the quarter, and as of quarter end is largely complete with its hedging program objectives. The majority of these derivatives begin in early 2020 and provide stability to the company's net interest income and net interest margin in a lower interest rate environment. In addition, while average loans and deposits grew modestly during the quarter, the pace of growth slowed as the company continued to focus on client selectivity and overall relationship profitability. The company also repositioned a portion of its investment securities portfolio incurring approximately $19 million in losses as lower yielding securities were sold and reinvested into higher yielding securities.

Non-GAAP adjusted items(1) impacting the company's earnings are identified in order to assist investors in analyzing Regions' operating results on the same basis as that applied by management, and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the second quarter include the $19 million of securities losses associated with repositioning a portion of the company's securities portfolio. In addition, the company continued its focus on increasing organizational efficiency and effectiveness, including refining its corporate real estate and branch network. This resulted in $2 million of severance expense and $2 million of net expenses associated with branch consolidations and property and equipment charges during the quarter. Included in the net branch consolidations and property and equipment charges were several transactions impacting the company's corporate real estate. A large office building in excess of 100,000 square feet was sold, and management made the decision to sell another large office building in excess of 300,000 square feet. These transactions will benefit future occupancy expense and advance the company toward its stated goal to reduce approximately 2 million square feet of space by 2021.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	6/30/2019	3/31/2019	6/30/2018	2Q19 vs. 1Q19		2Q19 vs. 2Q18
Net interest income and other financing income	$942	$948	$926	$(6)	(0.6)%	$16	1.7%
Taxable equivalent adjustment	14	13	12	1	7.7%	2	16.7%
Net interest income and other financing income, taxable equivalent basis	$956	$961	$938	$(5)	(0.5)%	$18	1.9%
Net interest margin (FTE)	3.45%	3.53%	3.49%

Non-interest income:
Service charges on deposit accounts	$181	$175	$175	$6	3.4%	6	3.4%
Card and ATM fees	120	109	112	11	10.1%	8	7.1%
Wealth management income	79	76	77	3	3.9%	2	2.6%
Capital markets income	39	42	57	(3)	(7.1)%	(18)	(31.6)%
Mortgage Income	31	27	37	4	14.8%	(6)	(16.2)%
Commercial credit fee income	18	18	17	—	NM	1	5.9%
Bank-owned life insurance	19	23	18	(4)	(17.4)%	1	5.6%
Securities gains (losses), net	(19)	(7)	1	(12)	171.4%	(20)	NM
Market value adjustments on employee benefit assets - defined benefit	—	5	(1)	(5)	(100.0)%	1	(100.0)%
Market value adjustments on employee benefit assets - other*	(2)	(1)	(1)	(1)	100.0%	(1)	100.0%
Other	28	35	20	(7)	(20.0)%	8	40.0%
Non-interest income	$494	$502	$512	$(8)	(1.6)%	$(18)	(3.5)%
Total revenue	$1,436	$1,450	$1,438	$(14)	(1.0)%	$(2)	(0.1)%

Adjusted total revenue (non-GAAP)(1)	$1,455	$1,449	$1,437	$6	0.4%	$18	1.3%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of second quarter 2019 to first quarter 2019
Total revenue of approximately $1.4 billion in the second quarter decreased approximately 1 percent on a reported basis, but increased modestly on an adjusted basis(1) compared to the prior quarter. Net interest income and other financing income decreased 1 percent over the prior quarter and net interest margin decreased to 3.45 percent. Net interest margin and net interest income and other financing income was negatively impacted primarily by deposit costs, as well as lower market interest rates, partially offset by the benefits from a higher yielding loan and securities mix. Net interest income and other financing income also benefited from one additional day in the quarter, which had a negative impact on net interest margin.

Non-interest income decreased 2 percent on a reported basis, but increased 2 percent on an adjusted basis(1). Service charges increased 3 percent reflecting a seasonal increase in activity combined with continued customer account growth. Card and ATM fees increased 10 percent reflecting seasonally higher interchange revenue associated with increased transactions and new account growth, including increased commercial card usage.

Total mortgage income increased 15 percent, primarily due to seasonally higher mortgage production, partially offset by an increase in mortgage servicing rights payment decay driven by higher mortgage loan prepayments. Wealth management income increased 4 percent driven by growth in both investment management and trust fees, as well as investment services fees.

Offsetting these increases, bank owned life insurance decreased 17 percent due primarily to elevated market value recoveries recognized in the first quarter. Capital markets income decreased 7 percent attributable primarily to decreases in merger and acquisition advisory services and lower customer swap income, partially offset by an increase in fees generated from the placement of permanent financing for real estate customers. The decrease in customer swap income was driven by market-related credit valuation adjustments tied to customer derivatives. Excluding these market-based adjustments, total capital markets income would have increased approximately 5 percent compared to the prior quarter. The decrease in other non-interest income includes an $8 million gain in the first quarter associated with the sale of $167 million of affordable housing residential mortgage loans.

Comparison of second quarter 2019 to second quarter 2018
Total revenue was relatively unchanged on a reported basis, but increased 1 percent on an adjusted basis(1) compared to the second quarter of 2018. Net interest income and other financing income increased 2 percent, while net interest margin decreased 4 basis points. Net interest margin and net interest income and other financing income benefited primarily from higher loan and securities yields, including favorable remixing within the consumer loan portfolio into higher yielding products, as well as higher consumer loan balances. The benefits were partially offset by higher funding costs. While net interest income benefits from higher loan balances, overall loan growth was modestly dilutive to net interest margin.

Non-interest income decreased 4 percent on a reported basis, but increased modestly on an adjusted basis(1). Service charges increased 3 percent reflecting continued customer account growth, and card and ATM fees increased 7 percent primarily due to higher interchange revenue associated with increased transactions and new account growth. Service charges and card and ATM fees also benefited from an increase in commercial card usage and treasury management services. Wealth management income increased 3 percent, and bank-owned life insurance increased 6 percent.

Offsetting these increases, capital markets income decreased 32 percent due primarily to a decline in merger and acquisition advisory services and lower customer swap income. The decrease in customer swap income was driven primarily by market-related credit valuation adjustments tied to customer derivatives. Both mortgage production and sales and mortgage servicing income increased during the period; however, total mortgage income decreased 16 percent attributable primarily to hedging and valuation adjustments on residential mortgage servicing rights.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	6/30/2019	3/31/2019	6/30/2018	2Q19 vs. 1Q19		2Q19 vs. 2Q18
Salaries and employee benefits	$469	$478	$511	$(9)	(1.9)%	$(42)	(8.2)%
Net occupancy expense	80	82	84	(2)	(2.4)%	(4)	(4.8)%
Furniture and equipment expense	84	76	81	8	10.5%	3	3.7%
Outside services	52	45	48	7	15.6%	4	8.3%
Professional, legal and regulatory expenses	26	20	33	6	30.0%	(7)	(21.2)%
Marketing	23	23	25	—	—%	(2)	(8.0)%
FDIC insurance assessments	12	13	25	(1)	(7.7)%	(13)	(52.0)%
Credit/checkcard expenses	18	16	13	2	12.5%	5	38.5%
Branch consolidation, property and equipment charges	2	6	1	(4)	(66.7)%	1	100.0%
Visa class B shares expense	3	4	10	(1)	(25.0)%	(7)	(70.0)%
Provision (credit) for unfunded credit losses	—	(1)	(1)	1	(100.0)%	1	(100.0)%
Other	92	98	81	(6)	(6.1)%	11	13.6%
Total non-interest expense from continuing operations	$861	$860	$911	$1	0.1%	$(50)	(5.5)%
Total adjusted non-interest expense(1)	$857	$852	$876	$5	0.6%	$(19)	(2.2)%

NM - Not Meaningful

Comparison of second quarter 2019 to first quarter 2019
Non-interest expense remained relatively stable on a reported basis, but increased 1 percent on an adjusted basis(1) compared to the first quarter. Furniture and equipment expense increased 11 percent due in part to a beneficial property tax adjustment recorded in the first quarter, as well as an increase in depreciation expense associated with the deployment of new projects. Outside services increased 16 percent primarily due to higher loan servicing costs associated with growth in the company's consumer indirect lending portfolio. Professional, legal and regulatory expenses also increased during the quarter primarily due to changes in estimated losses associated with existing exposures.

Partially offsetting these increases, salaries and benefits decreased 2 percent as seasonal increases in salaries and higher production-based incentives were offset by a decrease in benefits expense. Further, the company's ongoing efforts to rationalize and streamline the organization contributed to a decline in staffing levels of 291 full-time equivalent positions from the prior quarter. Occupancy expense decreased 2 percent primarily due to a reduction in square footage related to corporate facilities and branch optimization efforts.

The company's second quarter efficiency ratio was 59.4 percent on a reported basis and 58.3 percent on an adjusted basis(1). This represents an increase of 60 basis points on a reported basis and no change on an adjusted basis(1). The effective tax rate was approximately 19.4 percent reflecting excess tax benefits associated with the vesting of share-based payments connected to second quarter equity grants.

Comparison of second quarter 2019 to second quarter 2018
Non-interest expense decreased 5 percent on a reported basis and 2 percent on an adjusted basis(1) compared to the second quarter of 2018. Salaries and benefits decreased 8 percent on a reported basis. Excluding the impact of severance charges associated with staffing reductions, salaries and benefits decreased 2 percent. Staffing levels declined 3 percent or 561 full-time equivalent positions from the second quarter of 2018. FDIC insurance assessments decreased 52 percent reflecting the discontinuation of the FDIC's surcharge, and professional fees decreased 21 percent driven primarily by lower consulting fees. In addition, expenses associated with Visa class B shares sold in a prior year decreased 70 percent.

Partially offsetting these decreases, other non-interest expense increased 14 percent driven primarily by an increase in non-service related pension costs associated with a lower discount rate, as well as higher operational losses.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q19	1Q19	2Q18	2Q19 vs. 1Q19		2Q19 vs. 2Q18
Commercial and industrial	$40,707	$39,999	$36,874	$708	1.8%	$3,833	10.4%
Commercial real estate—owner-occupied	5,895	5,969	6,315	(74)	(1.2)%	(420)	(6.7)%
Investor real estate	6,496	6,550	5,591	(54)	(0.8)%	905	16.2%
Business Lending	53,098	52,518	48,780	580	1.1%	4,318	8.9%
Residential first mortgage*	14,150	14,203	13,980	(53)	(0.4)%	170	1.2%
Home equity	8,910	9,135	9,792	(225)	(2.5)%	(882)	(9.0)%
Indirect—vehicles**	2,578	2,924	3,260	(346)	(11.8)%	(682)	(20.9)%
Indirect—other consumer	2,662	2,429	1,743	233	9.6%	919	52.7%
Consumer credit card	1,286	1,304	1,245	(18)	(1.4)%	41	3.3%
Other consumer	1,221	1,212	1,157	9	0.7%	64	5.5%
Consumer Lending	30,807	31,207	31,177	(400)	(1.3)%	(370)	(1.2)%
Total Loans	$83,905	$83,725	$79,957	$180	0.2%	$3,948	4.9%

Adjusted Business Lending (non-GAAP)	$53,098	$52,518	$49,008	$580	1.1%	$4,090	8.3%
Adjusted Consumer Lending (non-GAAP)(1)	28,229	28,283	27,917	(54)	(0.2)%	312	1.1%
Adjusted Total Loans (non-GAAP)(1)	$81,327	$80,801	$76,925	$526	0.7%	$4,402	5.7%

NM - Not meaningful.
* Average residential first mortgage balances include the impact of a $167 million loan sale at the end of the first quarter of 2019.
** Indirect vehicles is an exit portfolio.

Comparison of second quarter 2019 to first quarter 2019
Average loans and leases remained relatively stable in the second quarter, while adjusted(1) average loans and leases increased 1 percent. Average balances in the business lending portfolio increased 1 percent led by growth in commercial and industrial loans that was broad-based across industry sectors and geographic markets. Owner-occupied commercial real estate loans and investor real estate loans decreased modestly. Adjusted(1) average balances in the consumer lending portfolio remained relatively stable as growth in indirect-other consumer was offset by declines in most other consumer categories. Excluding the impact of $167 million of affordable housing residential mortgage loans sold late in the first quarter, average mortgage loans would have increased approximately 1 percent.

Comparison of second quarter 2019 to second quarter 2018
Average loans and leases increased 5 percent on a reported basis and 6 percent on an adjusted(1) basis compared to the second quarter of 2018. Adjusted(1) average balances in the business lending portfolio increased 8 percent led by 10 percent adjusted(1) growth in commercial and industrial loans. Owner-occupied commercial real estate loans declined 7 percent, while investor real estate loans increased 16 percent. Excluding the impact of senior assisted living loans reclassified to investor real estate from commercial real estate at the end of 2018, the increase in investor real estate loans was approximately 9 percent driven primarily by growth in term real estate lending. This growth reflects the company's strategy to achieve better balance across term and construction lending. Adjusted(1) average balances in the consumer lending portfolio increased 1 percent as growth in indirect-other consumer, residential first mortgage, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	2Q19	1Q19	2Q18	2Q19 vs. 1Q19		2Q19 vs. 2Q18
Customer low-cost deposits	$85,908	$86,046	$88,561	$(138)	(0.2)%	$(2,653)	(3.0)%
Customer time deposits	7,800	7,471	6,610	329	4.4%	1,190	18.0%
Corporate treasury time deposits	657	496	23	161	32.5%	634	NM
Corporate treasury other deposits	553	157	59	396	252.2%	494	NM
Total Deposits	$94,918	$94,170	$95,253	$748	0.8%	$(335)	(0.4)%

($ amounts in millions)	2Q19	1Q19	2Q18	2Q19 vs. 1Q19		2Q19 vs. 2Q18
Consumer Bank Segment	$59,277	$57,952	$58,152	$1,325	2.3%	$1,125	1.9%
Corporate Bank Segment	26,154	26,904	27,160	(750)	(2.8)%	(1,006)	(3.7)%
Wealth Management Segment	7,924	7,948	8,528	(24)	(0.3)%	(604)	(7.1)%
Other	1,563	1,366	1,413	197	14.4%	150	10.6%
Total Deposits	$94,918	$94,170	$95,253	$748	0.8%	$(335)	(0.4)%

Comparison of second quarter 2019 to first quarter 2019
Total average deposit balances increased 1 percent to $94.9 billion in the second quarter. Average deposits in the Consumer segment increased 2 percent and Other segment deposits increased 14 percent. Consumer segment deposit growth was led by increases in money market, non-interest bearing and time deposits, partially offset by a decline in interest-bearing checking. Other segment deposit growth includes increases in corporate treasury short-term wholesale deposits, partially offset by declines in retail brokered sweep money market deposits. Corporate segment deposits decreased 3 percent and Wealth Management segment deposits decreased less than 1 percent. The decrease in Corporate segment deposits was primarily due to decreases in non-interest bearing and interest-bearing checking, and included seasonal declines within public fund accounts, as well as intentional reductions of certain higher cost deposits.

Comparison of second quarter 2019 to second quarter 2018
Total average deposit balances decreased less than 1 percent from the second quarter of 2018 as reductions in low-cost deposits, particularly non-interest bearing deposits, were partially offset by growth in time and corporate treasury deposits. Growth in average Consumer and Other segment deposits was offset by reductions in Corporate and Wealth Management segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2019	3/31/2019	6/30/2018
ALL/Loans, net	1.02%	1.01%	1.04%
Allowance for loan losses to non-performing loans, excluding loans held for sale	160%	163%	141%
Net loan charge-offs as a % of average loans, annualized	0.44%	0.38%	0.32%
Non-accrual loans, excluding loans held for sale/Loans, net	0.64%	0.62%	0.74%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.72%	0.71%	0.83%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.89%	0.88%	0.99%
Total TDRs, excluding loans held for sale	$703	$756	$827
Total Criticized Loans—Business Services**	$2,124	$2,119	$1,908
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of second quarter 2019 to first quarter 2019
Asset quality continued to perform in line with the company's expectations, and reflected stable performance within a relatively benign business environment during the quarter. While some normalization of certain credit metrics continued, overall credit results remained well within acceptable ranges of the company's established risk appetite. Annualized net charge-offs increased to 0.44 percent of average loans. The provision for loan losses matched net charge-offs resulting in an allowance for loan and lease losses equal to 1.02 percent of total loans outstanding and 160 percent of total non-accrual loans. Total non-accrual loans, excluding loans held for sale, totaled 0.64 percent of loans outstanding. The increase in non-accrual loans was primarily due to net downgrades within the energy, wholesale and manufacturing sectors, partially offset by reductions within the healthcare and restaurant sectors. Business services criticized loans remained relatively unchanged, but included a 9 percent decrease in classified loans offset by a comparable increase in special mention loans. Total troubled debt restructured loans, excluding loans held for sale, decreased 7 percent driven primarily by reductions in commercial loans. While overall asset quality remains within the company's stated risk appetite, volatility in certain credit metrics can be expected.

Comparison of second quarter 2019 to second quarter 2018
Annualized net charge-offs increased 12 basis points compared to the second quarter of 2018, while the allowance for loan and lease losses as a percent of total loans decreased 2 basis points. Total non-accrual loans, excluding loans held for sale, decreased 10 basis points as a percent of loans outstanding. The decrease in non-accrual loans was driven primarily by improvements within the energy sector. Total business services criticized loans increased 11 percent driven primarily by an increase in special mention loans partially offset by a decrease in classified loans. In addition, total troubled debt restructured loans, excluding loans held for sale, decreased 15 percent.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2019	3/31/2019	6/30/2018
Basel III Common Equity Tier 1 ratio(2)	9.9%	9.8%	11.0%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	9.8%	9.8%	10.9%
Tier 1 capital ratio(2)	11.1%	10.6%	11.8%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.53%	7.95%	8.36%
Tangible common book value per share (non-GAAP)(1)*	$10.42	$9.72	$8.97
* Recent improvement in tangible common book value per share includes the impact of quarterly earnings, as well as improvement to market value adjustments within accumulated other comprehensive income, offset by continued capital returns.

Regions’ estimated capital ratios remain well above current regulatory requirements under the Basel III capital rules. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.1 percent and 9.9 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 9.8 percent on a fully phased-in basis.

During the second quarter, the company repurchased 12.8 million shares of common stock for a total of $190 million through open market purchases and declared $141 million in dividends to common shareholders, completing the authorized capital distributions under the 2018 Comprehensive Capital Analysis and Review (CCAR). The company’s loan-to-deposit ratio at the end of the second quarter was 88 percent, and as of quarter-end the company remained fully compliant with the liquidity coverage ratio rule.

Regions was not required to participate in the 2019 CCAR; however, as required, the company did submit its planned capital actions to the Federal Reserve for the third quarter of 2019 through the second quarter of 2020. The company intends to reach its target Common Equity Tier 1 ratio of 9.5 percent in the third quarter of 2019 and maintain it at that approximate level. Capital actions in the company's capital plan include the ability to repurchase up to $1.37 billion in common share repurchases over the next four quarters; however, the exact amount and timing of repurchases will be determined by actual loan growth and the company's financial performance. An increase to the company's common stock dividend will also be considered by the Board of Directors at its meeting in July of 2019. If approved, the increased dividend is expected to result in a dividend payout ratio within the company's stated target range of 35 percent to 45 percent of earnings.

(1)	Non-GAAP; refer to pages 7, 11, 12, 13, 21, and 25 of the financial supplement to this earnings release.

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, July 19, 2019, at 2 p.m. ET through Monday, August 19, 2019. To listen by telephone, please dial 1-855-859-2056, and use access code 4857679. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $128 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

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The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.

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Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation extending to 2019. The Basel III rules are now fully phased in, other than with respect to deductions and adjustments whose transitional treatment has been extended until the federal banking agencies' September 2017 proposal to revise and simplify the capital treatment of selected categories of assets is finalized. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance